Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of AvalonBay Communities, Inc. and in the related Prospectus of our reports dated February 26, 2007 except for Note 1, 9 and 15 as to which the date is May 8, 2007, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., AvalonBay Communities, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2006.

Form S-3	Form S-8
No. 333-87063 No. 333-15407 No. 333-62855 No. 333-87219 No. 333-103755 No. 333-107413 No. 333-132435 No.333-135243 No.333-139839	No. 333-16837 No. 333-56089 No. 333-115290 No.333-134935
/s/ Ernst & Young LLP

McLean, Virginia
May 8, 2007